UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2017

THE GEO GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida	1-14260	65-0043078
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

621 NW 53rd Street, Suite 700, Boca Raton, Florida		33487
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (561) 893-0101

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1	Registrant’s Business and Operations

Item 1.01	Entry Into a Material Definitive Agreement.

On March 7, 2017, The GEO Group, Inc. (“GEO” or the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with J.P. Morgan Securities LLC and SunTrust Robinson Humphrey, Inc., as representatives of the several underwriters named therein (the “Underwriters”), relating to the issuance and sale of 6,000,000 shares of common stock, par value $0.01 per share, of the Company (the “Offering”). The offering price to the public was $41.75 per share, and the Underwriters agreed to purchase the shares from the Company pursuant to the Underwriting Agreement at a price of $40.0180 per share. In addition, under the terms of the Underwriting Agreement, the Company granted the Underwriters an option, exercisable for 30 days, to purchase up to an additional 900,000 shares of common stock. On March 8, 2017, the Underwriters exercised in full their option to purchase the additional 900,000 shares of common stock.

The Underwriting Agreement contains customary representations, warranties, covenants and agreements by the Company, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. The Offering closed on March 13, 2017.

The net proceeds to the Company from the Offering, including amounts from the Underwriters’ exercise in full of their option to purchase the additional 900,000 shares of common stock, were approximately $275.8 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company intends to use the net proceeds from the Offering to repay amounts outstanding under the revolver portion of its senior credit facility and for general corporate purposes.

After giving effect to the issuance of the 6,900,000 shares of common stock in the Offering, the Company has 82,053,766 shares of common stock outstanding as of March 13, 2017.

The Offering was made pursuant to the Company’s effective registration statement on Form S-3 (File No. 333-198729), previously filed with the Securities and Exchange Commission, and the prospectus supplement and related prospectus thereunder.

The Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K, and the description of the terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit.

A copy of the legal opinion relating to the legality of the shares of common stock sold in the Offering is filed herewith as Exhibit 5.1 to this Current Report on Form 8-K.

Relationships

As more fully described under the caption “Underwriting” in the prospectus supplement, certain of the underwriters and their affiliates have provided in the past to the Company and its affiliates and may provide from time to time in the future certain commercial, banking, financial advisory, investment banking and other services for the Company and its affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. Affiliates of certain of the underwriters are lenders under GEO’s revolving credit facility and will receive a portion of the proceeds from the Offering.

Section 8	Other Events

Item 8.01	Other Events.

On March 7, 2017, the Company issued a press release announcing the commencement of the offering. On March 8, 2017, the Company issued a press release announcing the pricing of the offering. On March 9, 2017, the Company issued a press release announcing the Underwriters’ exercise of their option to purchase additional shares. On March 13, 2017, the Company issued a press release announcing the closing of the Offering. The press releases are attached as Exhibits 99.1, 99.2, 99.3 and 99.4 hereto, respectively, and are incorporated herein by reference.

Section 9	Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits

d)	Exhibits

1.1	Underwriting Agreement, dated March 7, 2017, among The GEO Group, Inc., J.P. Morgan Securities LLC and SunTrust Robinson Humphrey, Inc.

5.1	Opinion of Akerman LLP regarding the validity of the common stock being issued.

23.1	Consent of Akerman LLP (included in Exhibit 5.1).

99.1	Press Release, dated March 7, 2017, announcing the commencement of the offering.

99.2	Press Release, dated March 8, 2017, announcing the pricing of the offering.

99.3	Press Release, dated March 9, 2017, announcing the Underwriters’ exercise of their option to purchase additional shares.

99.4	Press Release, dated March 13, 2017, announcing the closing of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GEO GROUP, INC.

March 13, 2017	By:	/s/ Brian R. Evans
Date		Brian R. Evans Senior Vice President and Chief Financial Officer (Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated March 7, 2017, among The GEO Group, Inc., J.P. Morgan Securities LLC and SunTrust Robinson Humphrey, Inc.

5.1	Opinion of Akerman LLP regarding the validity of the common stock being issued.

23.1	Consent of Akerman LLP (included in Exhibit 5.1).

99.1	Press Release, dated March 7, 2017, announcing the commencement of the offering.

99.2	Press Release, dated March 8, 2017, announcing the pricing of the offering.

99.3	Press Release, dated March 9, 2017, announcing the Underwriters’ exercise of their option to purchase additional shares.

99.4	Press Release, dated March 13, 2017, announcing the closing of the offering.